UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2011

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35294	20-8988475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 7.01. Regulation FD Disclosure

On December 20, 2011, Liberty Media Corporation (“Liberty Media”) (Nasdaq: LMCA, LMCB) announced that its former parent, Liberty Interactive Corporation (“Liberty Interactive”), and Liberty Media reached an agreement with the IRS on December 16, 2011 (the “Agreement”) to settle each of the disputed tax positions taken by the Liberty Interactive affiliated group in 2010 for U.S. federal income tax purposes. As a result of the Agreement, Liberty Media will make a payment of approximately $136 million for federal income taxes. With the execution of the Agreement, Liberty Media and Liberty Interactive have resolved all outstanding disputed tax positions with the IRS through 2010.

For financial statement purposes, the Agreement will result in a decrease to Liberty Media's short term deferred federal income tax liability of $700 million (related to the recognition of deferred derivative gains) and a decrease to Liberty Media's long term deferred federal income tax asset of $460 million (related to the use of capital losses). Liberty Media expects to record a current federal income tax expense of approximately $136 million and a deferred federal income tax benefit of approximately $240 million during the fourth quarter of 2011.

In connection with the Agreement, Liberty Media intends to settle all outstanding share borrowing arrangements by releasing the pledged shares to the counterparty. Pursuant to the Agreement, such settlement will not result in the recognition by Liberty Media of any further taxable gain or loss.

The press release issued by Liberty Media on December 20 includes a summarized pro forma balance sheet and statement of operations for the period ended September 30, 2011 which reflect the tax settlement and the pending settlement of all outstanding share borrowing arrangements. The foregoing information and the press release included as Exhibit 99.1 hereto are being furnished to the Securities and Exchange Commission in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed "filed" for any purpose.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Name

99.1	Press Release dated December 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2011

LIBERTY MEDIA CORPORATION

By:     /s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release dated December 20, 2011.

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